Exhibit 99.1

For Immediate Release

GenCorp Engages Imperial Capital, LLC to assist with Refinancing Efforts

SACRAMENTO, Calif., -- May 26, 2009 -- GenCorp Inc. (NYSE: GY) announced today that it has engaged Imperial Capital, LLC to facilitate the Company’s efforts to amend its $280.0 million senior credit facility and to refinance the company’s subordinated debt.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, vice president and chief financial officer  916.355.2361
Media: Linda Cutler, vice president, corporate communications  916.351.8650